Exhibit 99.1

ANDEAVOR
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

References to the “Company,” “Andeavor,” "Tesoro" (as it relates to activity prior to August 1, 2017), “we,” “us” and “our” mean Andeavor and its consolidated subsidiaries, unless the context requires otherwise.

Western Refining, Inc. Acquisition (the “Western Refining Acquisition”)

On June 1, 2017, pursuant to the previously announced Agreement and Plan of Merger (the "Merger Agreement"), Andeavor completed the acquisition of Western Refining, Inc. ("Western Refining")(the "Merger") for approximately $4.0 billion, comprised of $424 million in cash and $3.6 billion in equity consideration (including the issuance of approximately 39.5 million shares of Andeavor common stock and the reissuance of approximately 3.1 million shares of treasury stock in exchange for all outstanding shares of Western Refining common stock and equity stock awards).

Pro Forma Financial Information

The following unaudited pro forma condensed statement of combined operations (the "unaudited pro forma statement of operations") present the combination of the historical consolidated statement of operations of Andeavor and Western Refining adjusted to give effect to the Merger and related transactions for the nine month period ended September 30, 2017. The unaudited pro forma statement of operations gives effect to the Merger and related transactions as if they had been completed on January 1, 2016. The unaudited pro forma balance sheet is not included herein as of September 30, 2017 because amounts related to Western Refining were fully reflected in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 filed on November 9, 2017. Previously, we included pro forma condensed statements of combined operations for the year ended December 31, 2016, and the three months ended March 31, 2017 and the unaudited pro forma condensed combined balance sheet as of March 31, 2017 on our Form 8-K/A filed on July 20, 2017.

The unaudited pro forma statement of operations for the nine months ended September 30, 2017 combines the historical statements of consolidated operations of Andeavor for the nine months ended September 30, 2017 and Western Refining for the five months ended May 31, 2017. The historical statements of consolidated operations of Andeavor for the nine months ended September 30, 2017 includes four months of Western Refining operations from the Merger on June 1, 2017 through September 30, 2017. The five months ended May 31, 2017 for Western Refining are comprised of the unaudited results included in Western Refining’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed on May 5, 2017, and unaudited results for the two months ended May 31, 2017 that have not been included in an exchange act filing.

The unaudited pro forma statement of operations was prepared using the acquisition method of accounting with Andeavor being the acquirer of Western Refining. Under the acquisition method of accounting, the purchase price is allocated to the underlying Western Refining tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

The value of the consideration paid by Andeavor upon the completion of the Merger was determined based on the closing price of Andeavor’s common stock on the closing date. As of the date of this filing, Andeavor has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Western Refining assets acquired and liabilities assumed and the related allocations of purchase price. As a result of the foregoing, the adjustments to the unaudited pro forma statement of operations (the "pro forma adjustments") are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma statement of operations presented below. Andeavor estimated the fair value of Western Refining’s assets and liabilities based on discussions with Western Refining’s management, preliminary valuation studies, due diligence and information presented in Western Refining’s filings with the Securities and Exchange Commission (the "SEC"). Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma statement of operations. The final purchase price allocation may be materially different than that in the preliminary pro forma purchase price allocation.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated statement of operations has been adjusted in the unaudited pro forma statement of operations to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of Andeavor and Western Refining following the Merger. The unaudited pro forma statement of operations has been presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Merger occurred on the date indicated. Further, the unaudited pro forma statement of operations does not purport to project the future operating results of the combined company following the Merger. Additionally, the historical consolidated statements of operations of Western Refining have been adjusted to reflect certain reclassifications in order to conform to Andeavor's condensed financial statement presentation.

The unaudited pro forma statement of operations, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the expected benefits cost savings not yet achieved (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger and, accordingly, do not attempt to predict or suggest future results.

The unaudited pro forma statement of operations has been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma statement of operations;

•	the unaudited pro forma condensed combined financial information included in Andeavor's Current Report on Form 8-K/A filed on July 20, 2017;

•	the historical unaudited condensed consolidated financial statements of Andeavor as of and for the nine months ended September 30, 2017, included in Andeavor’s Quarterly Report on Form 10-Q; and

•	the historical unaudited condensed financial statements of Western Refining as of and for the three months ended March 31, 2017, included in Western Refining’s Quarterly Report on Form 10-Q.

ANDEAVOR CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
(in millions, except per share information)

	Historical
	Andeavor	Western Refining		Pro Forma Adjustments
	Nine Months Ended September 30, 2017	Three Months Ended March 31, 2017	Two Months Ended May 31, 2017	Adjustments	Notes	Combined
Revenues	$24,323	$2,329	$1,693	$(26)	a
				118	b	$28,437
Costs and Expenses
Cost of materials and other (exclusive of items shown separately below)	19,393	1,914	1,372	(26)	a
				118	b
				(15)	c
				71	d	22,827
Lower of cost or market inventory valuation adjustment	—	—	—	15	c	15
Operating expenses (exclusive of depreciation and amortization)	2,292	232	163	54	e
				(2)	f
				(71)	d	2,668
Maintenance turnaround expense	—	3	33	(36)	f	—
Depreciation and amortization expense	739	57	37	9	g
				(36)	h	806
General and administrative expenses	552	59	39	(54)	e
				16	i	612
Merger and reorganization costs	—	11	5	(16)	i	—
Gain on asset disposals and impairments	(20)	—	—	—		(20)
Operating Income	1,367	53	44	65		1,529
Interest and financing costs, net	(273)	(34)	(23)	(1)	j
				41	k
				2	l	(288)
Equity in earnings of equity method investments	14	—	—	9	m	23
Other income, net	10	7	2	(9)	m	10
Earnings Before Income Taxes	1,118	26	23	107		1,274
Income tax expense	351	5	8	(1)	j
				41	n	404
Net Earnings from Continuing Operations	767	21	15	67		870
Earnings from discontinued operations, net of tax	8	—	—	—		8
Net Earnings	775	21	15	67		878
Less: Net earnings from continuing operations attributable to noncontrolling interest	126	9	6	(3)	o	138
Net Earnings from Continuing Operations Attributable to Andeavor	$649	$12	$9	$70		$740
Net Earnings from Continuing Operations per Share:
Basic	$4.81	$0.10	$0.10			$4.61
Diluted	$4.77	$0.10	$0.09			$4.58
Weighted Average Common Shares Outstanding:
Basic	135.0	108.7	108.8	(85.0)	p	158.7
Diluted	136.1	109.2	109.2	(85.4)	p	159.9

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

Merger

On June 1, 2017, the Merger was completed pursuant to the Merger Agreement. Under the terms of the Merger Agreement, subject to the proration, allocation and other limitations set forth in the Merger Agreement and the election materials separately provided to the applicable stockholders, stockholders of Western Refining, Inc. had the option to elect to receive, for each share of Western Refining common stock held by them of record as of immediately prior to the effective time of the Merger (except for excluded shares as more particularly set forth in the Merger Agreement):

•	0.4350 of a share of Andeavor common stock, plus cash in lieu of any fractional share of Andeavor common stock (the “Stock Consideration”); or

•	$37.30 in cash (the “Cash Consideration”).

The Cash Consideration option was oversubscribed, thus the consideration received by the holders who validly elected the Cash Consideration was prorated pursuant to the terms set forth in the Merger Agreement. Stockholders of record of Western Refining who validly elected to receive the Cash Consideration each received the Cash Consideration for approximately 19% of the shares of Western Refining common stock in respect of which they had validly made elections for the Cash Consideration and the Stock Consideration with respect to the remaining shares of Western Refining common stock held by them of record as of immediately prior to the effective time of the Merger (except for excluded shares of Western Refining common stock as more particularly set forth in the Merger Agreement).

Stockholders of record of Western Refining who validly elected to receive the Stock Consideration, and those that failed to make a valid election prior to 5:00 p.m., New York City time, on May 30, 2017, the election deadline, received the Stock Consideration for each share of Western Refining common stock held by them of record as of immediately prior to the effective time of the Merger (except for excluded shares as more particularly set forth in the Merger Agreement), and based on the prorationing and assuming all shares of Western Refining common stock subject to notices of guaranteed delivery were properly delivered pursuant to the terms of such notices of guaranteed delivery.

As a result of valid Stock Consideration elections and the Cash Consideration prorationing described above, the Western Refining stockholders received in the aggregate 42,617,757 shares of Andeavor common stock (which excludes shares issued under certain Western Refining equity awards that were converted into Andeavor equity awards as a result of the Merger) and approximately $405 million in cash.

The issuance of shares of Andeavor common stock in connection with the Merger was registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s registration statement on Form S-4 (File No. 333- 215080), declared effective by the SEC on February 16, 2017. The joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement contains additional information about the Merger, and incorporates by reference additional information about the Merger from Current Reports on Form 8-K filed by Andeavor and Western Refining and incorporated by reference into the Joint Proxy Statement/Prospectus.

Unaudited Pro Forma Statement of Operations

The unaudited pro forma statement of operations has been prepared using the acquisition method of accounting under accounting principles generally accepted in the United States ("U.S. GAAP") with Andeavor as the acquiring entity. Accordingly, under the acquisition method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed of Western Refining based on their respective fair values.

The unaudited pro forma statement of operations combines the historical statements of operations of Andeavor and Western Refining for the nine month period ended September 30, 2017. The unaudited pro forma statement of operations for the nine months ended September 30, 2017 combines the historical statements of consolidated operations of Andeavor for the nine months ended September 30, 2017 and Western Refining for the five months ended May 31, 2017. The historical statements of consolidated operations of Andeavor for the nine months ended September 30, 2017 includes four months of Western Refining operations from the Merger on June 1, 2017 through September 30, 2017. The five months ended May 31, 2017 for Western Refining are comprised of the unaudited results included in Western Refining’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed on May 5, 2017, and unaudited results for the two months ended May 31, 2017 that have not been included in an exchange act filing.

The historical consolidated statement of operations has been adjusted in the unaudited pro forma statement of operations to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of Andeavor and Western Refining following the Merger. Pro forma adjustments have then been made to the combined results to reflect the impact of the Merger and related transactions as if they had been completed on January 1, 2016, for purposes of the unaudited pro forma statement of operations presented. Additionally, certain pro forma adjustments were made to conform accounting policies used by Western Refining to those of Andeavor and eliminate transactions between the two companies during the periods presented. However, the unaudited pro forma statement of operations may not reflect all adjustments necessary to conform the accounting policies of Western Refining to those of Andeavor due to limitations on the availability of information as of the date of this filing.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analysis is performed. The unaudited pro forma statement of operations do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies not yet achieved, or asset dispositions. Also, the unaudited pro forma statement of operations does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred concurrent with closing the Merger are not included in the unaudited pro forma statement of operations.

NOTE 2 - PURCHASE ACCOUNTING

Purchase Price

The total purchase price of approximately $4.0 billion is based on Western Refining’s issued and outstanding shares of common stock as of June 1, 2017 and equity awards outstanding under Western Refining’s long-term incentive plans that were exchanged or paid out in cash upon closing of the Merger (the "equity awards"). The aggregate purchase price for financial statement purposes is based on the actual closing price per share of Tesoro common stock on June 1, 2017 of $83.25. Further, no effect has been given to any other new shares of common stock or other equity awards that may be issued or granted subsequent to the date of this filing.

The purchase price for the Merger is as follows:

(in millions, except per share data)	Shares	Per Share	Purchase Consideration
Cash Consideration (including equity award obligations):
Cash Consideration elected by Western Refining stockholders (a)	10.8	$37.30	$405
Cash payable upon accelerated vesting of Western Refining restricted stock units (b)	0.5	$37.30	19
Total Cash Consideration (including equity award obligations)			424
Stock Consideration:
Shares of Tesoro exchanged for Western Refining outstanding common stock (c)	42.6	$83.25	3,548
Tesoro phantom stock awards exchanged for Western Refining phantom stock awards (d)	0.1	$83.25	8
Total Stock Consideration (including equity awards)	42.7		3,556
Total Purchase Price			$3,980

(a)
Determined as of May 31, 2017 following the results of elections of Western Refining stockholders, as the maximum 10% of total stock consideration calculated per the Merger Agreement using 108,430,422 Western Refining shares issued and outstanding as of November 14, 2016. Shares reported above represent equivalent Western Refining shares. Election of the full cash consideration reduced the number of shares to be issued by Tesoro by approximately 4.7 million.

(b)
Represents fair value of Western Refining’s restricted stock units ("RSUs") based on cash consideration of $37.30 per share. Cash payable is determined based on the number of vested Western Refining RSUs, after application of vesting acceleration provisions, multiplied by cash consideration.

(c)
Shares exchanged by Tesoro was calculated by multiplying the exchange ratio of 0.4350 Tesoro shares for each Western Refining share times the difference between the total 108,818,053 Western Refining shares issued and outstanding as of June 1, 2017 less shares paid for by the cash consideration (10,843,042 shares). This result was then multiplied by the closing share price for Tesoro as of June 1, 2017, or $83.25, shown in the table above. Of the 42.6 million shares exchanged, 39.5 million were common stock issuances while 3.1 million were reissuances of treasury stock.

(d)
Tesoro stock awards exchanged determined based on Western Refining phantom awards unvested and outstanding immediately prior to the effective time of the first merger multiplied by the exchange ratio of 0.4350. This result was then multiplied by the closing share price for Tesoro as of June 1, 2017, or $83.25, a portion of which was allocated as purchase consideration for pre-combination services.

Purchase Price Allocation

The total purchase price described above has been allocated to Western Refining’s tangible and intangible assets acquired and liabilities assumed for purposes of these unaudited pro forma financial statements, based on their estimated relative fair values assuming the Merger was completed on the date of the Merger. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Western Refining’s tangible assets and liabilities, including fixed assets, identifiable intangible assets and liabilities, and goodwill. As a result, the final acquisition accounting adjustments, including those resulting from conforming Western Refining’s accounting policies to those of Andeavor, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Western Refining’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of the purchase price allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in amortization related to the assets and liabilities.

The total purchase price was preliminarily allocated as follows, based on Western Refining’s June 1, 2017 balance sheet (in millions):

(in millions)	Estimated Fair Value Asset (Liability)
Cash	$159
Receivables	499
Inventories	805
Prepayments and Other Current Assets	212
Property, Plant and Equipment (a)	3,365
Goodwill	3,063
Acquired Intangibles	258
Other Noncurrent Assets	161
Accounts Payable	(701)
Other Current Liabilities	(328)
Current Portion of Long-Term Debt	(12)
Deferred Income Taxes	(602)
Debt	(2,092)
Other Noncurrent Liabilities	(88)
Noncontrolling Interest	(719)
Total Purchase Price	$3,980

(a)	Estimated useful lives ranging from 3 to 28 years have been assumed based on the preliminary valuation.

The fair value of property, plant and equipment is $3.4 billion. This preliminary fair value is based on a valuation using a combination of the income, cost and market approaches. The range of useful lives disclosed above is based on the useful lives of similar assets at Andeavor. Andeavor expects that, as it obtains more information, the preliminary purchase price allocation disclosed above may change materially.
Andeavor has estimated the fair value of identifiable intangible assets at $258 million. This fair value is based on a preliminary valuation completed for the business enterprise, along with the related tangible assets, using a combination of income method, cost method and comparable market transactions. Andeavor recognized intangible assets associated with customer relationships, trade names, liquor licenses and favorable leases, all of which will be amortized over a definite-life with the exception of liquor licenses. Andeavor considered the assets' history, accounting by Western Refining, Andeavor’s plans for the continued use and marketing of the assets, and how a market participant would use the assets in determining whether the intangible assets have an indefinite or definite life. The amortization related to the fair value of intangible assets is reflected as a pro forma adjustment to the statement of operations using the straight-line method.

Andeavor evaluated several factors that contributed to the amount of goodwill presented above. These factors include the acquisition of an existing integrated refining, marketing and logistics business with an assembled workforce that cannot be duplicated at the same costs by a new entrant along with the synergies Andeavor expects to realize from the geographic diversification of its business. Further, the acquisition of Western Refining provides a platform for future growth through operating efficiencies Andeavor expects to gain from the application of best practices across the combined company.

NOTE 3 - FINANCING

The preliminary purchase price for the Merger was approximately $4.0 billion, comprised of approximately $3.6 billion in equity consideration (including the issuance of approximately 39.5 million shares of Andeavor common stock and the reissuance of approximately 3.1 million shares of treasury stock in exchange for all outstanding shares of Western Refining common stock and equity stock awards) and approximately $424 million in cash consideration. The cash portion of the purchase price was funded using funds drawn on the Incremental Revolver, as defined below, along with cash on hand.

Andeavor Revolving Credit Facility

On December 13, 2016, Andeavor amended and restated its existing credit facility to add a new senior secured incremental revolving tranche in an aggregate principal amount of $1.0 billion (the "Incremental Revolver"). On the closing date of the Merger, $575 million was borrowed on the Incremental Revolver to fund cash consideration payable in connection with the Merger, the repayment and redemption of certain outstanding indebtedness of Western Refining and its subsidiaries and pay fees and expenses associated with the foregoing. Following the initial borrowing, the Incremental Revolver converted into a single tranche with the existing commitments under the revolving credit facility and is available for general corporate purposes. Following the conversion of the Incremental Revolver, Andeavor has a single tranche of $3.0 billion of commitments under the restated credit facility.

Andeavor New Debt Securities

Andeavor completed an offering of new debt securities, which launched on December 15, 2016 and closed on December 22, 2016, consisted of $850 million aggregate principal amount of Andeavor’s 4.750% Senior Notes due 2023 and $750 million aggregate principal amount of Andeavor’s 5.125% Senior Notes due 2026.

Pro Forma Financing

As of May 31, 2017, Western Refining and its subsidiaries, NTI and Western Refining Logistics, LP ("WNRL"), had $1.9 billion of indebtedness outstanding, excluding $41 million of unamortized discount, premium and debt issuance costs. Of this amount, Andeavor repaid $1.6 billion of certain Western Refining and NTI indebtedness with proceeds from the new debt securities and funds drawn on the Incremental Revolver in connection with the Merger. As such, adjustments to interest expense have been included in the unaudited pro forma statement of operations. The following table outlines the interest expense for the five months ended May 31, 2017 (in millions):

Pro Forma Adjustment to Interest Expense	Three Months Ended March 31, 2017	Two Months Ended May 31, 2017
Interest expense for existing debt obligations refinanced:	(in millions)
Western Refining obligations	$(18)	$(13)
NTI obligations	(7)	(4)
Reverse related amortization of loan fees and discount	(3)	(1)
Amortization of fair value basis differential of WNRL obligations	(1)	(1)
Interest expense for new notes issued by Andeavor:
Interest expense on incremental revolver borrowings (a)	4	3
Other:
Reclassification of tax interest and penalties from tax expense	(1)	—
Decrease to Interest Expense	$(26)	$(16)

(a)
As of June 2, 2017, the cost for Andeavor to borrow on its revolving credit facility was 2.56% based on the 1-month LIBOR rate plus 150 basis points. A 0.125% change in interest rate for the assumed borrowing under the Revolving Credit Facility would impact interest expense by approximately $1 million.

NOTE 4 - PRO FORMA ADJUSTMENTS

The unaudited pro forma statement of operations reflects the following adjustments:

(a)	To eliminate transactions between Andeavor and Western Refining for purchases and sales of crude oil and refined product reducing revenue and the associated cost of sales;

(b)
To adjust the presentation of excise taxes collected by Western Refining to conform to the presentation of Andeavor. Andeavor recognizes excise taxes collected by the retail component of its Marketing segment gross within revenues and cost of sales, whereas it reports excise taxes net of amounts collected for the remaining channels in its Marketing segment. Western Refining reports excise taxes net for its retail and non-retail marketing operations;

(c)
To reclassify Western Refining’s lower of cost or market inventory valuation adjustment from cost of sales to the lower of cost or market inventory valuation adjustment line item in conformity with Andeavor’s presentation of the adjustment separate from cost of sales;

(d)	To reclassify a portion of the WNRL's operating expenses to cost of sales to conform to Andeavor treatment of similar costs;

(e)
To reclassify certain of Western Refining’s general and administrative expenses that have been directly associated with a segment’s operations to operating expenses to conform with Andeavor’s policy of allocating certain indirect operating expenses to the segments’ operating expense line rather than general and administrative expense;

(f)
To remove maintenance turnaround and tank turnaround expenses as Andeavor applies the deferral method of accounting for planned major maintenance activities and amortizes the expenses until the next planned turnaround. The major maintenance activities were factored in to the determination of the fair value of property, plant and equipment as part of the preliminary purchase price allocation;

(g)	To recognize amortization of amounts associated with major maintenance activities and tank turnarounds incurred subsequent to January 1, 2016;

(h)
To adjust depreciation and amortization expense for depreciation and amortization resulting from the recognition of the fair value for the property, plant and equipment and intangibles assets acquired based on the preliminary purchase price allocation and the change in useful lives to conform to Andeavor's policy;

(i)	To reclassify Western Refining's merger and reorganization costs to general and administrative expenses in conformity with Andeavor;

(j)	To reclassify Western Refining's tax interest and penalties from income tax expense to interest and financing costs to conform with Andeavor's presentation;

(k)	To adjust interest expense for the financing outlined in Note 3;

(l)
To adjust interest and financing costs to reflect additional basis difference amortization for the incremental fair value recognized on the WNRL debt based on the preliminary purchase price allocation;

(m)
To reclassify Western Refining’s equity in earnings of equity method investments from other income to the equity in earnings of equity method investments line item in conformity with Andeavor’s presentation of the income separate from other income;

(n)	To record the tax effect on pro forma adjustments at a combined U.S. (federal and state) income tax statutory blended rate of 38.1%;

(o)
To record the impact on noncontrolling interest from the preliminary allocation of property, plant and equipment and intangible fair values to subsidiaries and the resulting depreciation and amortization expense recorded, net of tax; and

(p)
To adjust the weighted average number of shares outstanding based on 0.4350 of a share of Andeavor for each share of Western Refining stock outstanding as of June 1, 2017 and the cash consideration, as follows:

	Three Months Ended March 31, 2017	Two Months Ended May 31, 2017
Basic:	(in millions)
Elimination of Western Refining historical weighted average shares	(108.7)	(108.8)
Andeavor incremental shares exchanged (q)	23.7	23.7
Weighted average shares adjustment, net	(85.0)	(85.1)

Diluted:
Elimination of Western historical weighted average shares	(109.2)	(109.2)
Andeavor incremental shares exchanged (q)	23.7	23.7
Dilutive effect of issuance of Andeavor phantom stock awards in exchange for outstanding Western Refining phantom stock awards (r)	0.1	0.1
Weighted average shares adjustment, net	(85.4)	(85.4)

(q)
Shares exchanged by Andeavor was calculated by multiplying the exchange ratio of 0.4350 Andeavor shares for each Western Refining share times the difference between the total 108,818,053 Western Refining shares issued and outstanding as of June 1, 2017 less shares paid for by the cash consideration (10,843,042 shares). Of the 42.6 million shares exchanged, 39.5 million were common stock issuances while 3.1 million were reissuances of treasury stock. The issuance of the 42.6 million shares is reflected in the Andeavor weighted average shares outstanding for the period from June 1, 2017 to September 30, 2017. The incremental weighted average shares exchanged for the five months ended May 31, 2017 was 23.7 million shares.

(r)
Andeavor stock awards exchanged determined based on Western Refining phantom awards unvested and outstanding immediately prior to the effective time of the first merger multiplied by the exchange ratio of 0.4350.